        LANE ALTMAN & OWENS LLP           101 Federal Street  Telephone
           COUNSELLORS AT LAW             Boston,             (617) 345-9800
                                          Massachusetts       Telefax
                                          02110               (617) 345-0400

                                                                November 3, 1998

Gordon Altman Butowsky
Weitzen Shalov & Wein
114 West 47th Street
New York, NY 10036

Dear Sirs:

    We understand that the trustees of Morgan Stanley Dean Witter Variable Investment Series, a Massachusetts business trust (the "Trust"), intend, on or about November 3, 1998, to cause to be filed on behalf of the Trust a Registration Statement on Form N-14 (the "Registration Statement") in connection with the acquisition (the "Acquisition") by The Equity Portfolio of the Trust ("Equity Portfolio") of substantially all the assets of The Capital Appreciation Portfolio of the Trust ("Capital Appreciation Portfolio"), in exchange for shares of beneficial interest of Equity Portfolio (the "Shares"), and the assumption by Equity Portfolio of certain stated liabilities of Capital Appreciation Portfolio pursuant to an Agreement and Plan of Reorganization dated as of October 28, 1998 (the "Agreement"). We further understand that the Shares will be issued pursuant to the Agreement.

    You have requested that we act as special counsel to the Trust with respect to the laws of the Commonwealth of Massachusetts on certain specified matters, and in such capacity we are furnishing you with this opinion. You have not asked for, and we do not offer, an opinion on any other matter or transaction related to the Trust, Equity Portfolio, Capital Appreciation Portfolio, the Acquisition, the Agreement or any matter related thereto, except as specifically set forth below.

    The Trust, originally organized as Dean Witter Variable Annuity Investment Series, is a business trust created under an Agreement and Declaration of Trust finally executed, delivered and filed in Boston, Massachusetts on February 25, 1983 (as amended, the "Trust Agreement"). The Trustees of the Trust (as defined in the Trust Agreement) (the "Trustees") have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions provided therein.

    In connection with our opinions delivered herein, we have examined the following items some of which have been provided to us by, or on behalf of, you:
(i) a copy of the Agreement in the form to be executed by the Trust on behalf of each of Equity Portfolio and Capital Appreciation Portfolio; (ii) a copy of the Trust Agreement; (iii) a copy of the Amended and Restated By-laws of the Trust effective as of October 23, 1997; (iv) a Certificate of Legal Existence for the Trust provided by the Secretary of State of the Commonwealth of Massachusetts dated October 28, 1998; and (v) copies of the Registration Statement on Form N-14 to be filed by the Trust and the Trust's current Prospectus and Statement of Additional Information.

    In rendering this opinion we have assumed, without independent verification,
(i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that resolutions approving the Registration Statement, the Acquisition and the Agreement have been duly adopted by the Trustees, (iv) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above, and (v) that the by-laws filed as an exhibit to the Registration Statement have been duly adopted by the Trustees. We have also examined such questions of law as we have concluded necessary or appropriate for purposes of the opinions

Gordon Altman Butowsky
November 3, 1998
Page 2

expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement, or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

    Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the Massachusetts Uniform Securities Act), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including State and Federal securities laws, we are of the opinion that:

    1. The Trust is a business trust with transferable shares, organized in compliance with the requirements of The Commonwealth of Massachusetts, and the Trust Agreement is legal and valid.

    2. The Shares to be issued as described in the Registration Statement, including any Exhibits thereto, have been duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Agreement, will be validly issued, fully paid and nonassessable (except for the potential liability of shareholders described in the Trust's current Prospectus under the caption "Additional Information").

    We understand that you will rely on this opinion solely in connection with your opinion to be filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement. We hereby consent to such use of this opinion and we also consent to the filing of said opinion with the Securities and Exchange Commission. In so consenting, we do not thereby admit to be within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          LANE ALTMAN & OWENS LLP